Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-154965, 333-86983 and 333-26961) of AGL Resources Inc. of our report dated June 29, 2011 relating to the financial statements and supplemental schedule of the AGL Resources Inc. Retirement Savings Plus Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia

June 29, 2011